Exhibit 19.1
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

		(Rs. in millions)
		As of September 30		As of March 31
	Schedule	2005	2004	2005

SOURCES OF FUNDS

SHAREHOLDERS’ FUNDS
Share capital	1	2,829.91	1,397.90	1,407.14
Share application money pending allotment		160.89	—	12.05
Reserves and surplus	2	61,287.03	44,259.15	51,407.11

		64,277.83	45,657.05	52,826.30

LOAN FUNDS
Secured loans	3	383.61	664.63	215.89
Unsecured loans	4	850.04	106.47	405.03
Minority interest		—	378.20	265.33

		1,233.65	1,149.30	886.25

		65,511.48	46,806.35	53,712.55

APPLICATION OF FUNDS
FIXED ASSETS
Goodwill (refer note 1)		6,292.44	5,360.86	5,663.16
Gross block	5	23,537.72	17,938.70	20,899.63
Less: Accumulated depreciation		11,386.45	8,655.15	9,951.77

Net block		12,151.27	9,283.55	10,947.86
Capital work-in-progress and advances		3,814.94	2,242.88	2,603.85

		22,258.65	16,887.29	19,214.87

INVESTMENTS	6	28,166.16	18,656.22	23,504.93
DEFERRED TAX ASSETS		495.00	524.03	495.00
CURRENT ASSETS, LOANS AND ADVANCES
Inventories	7	1,736.74	1,262.55	1,747.25
Sundry debtors	8	17,423.05	12,421.75	15,717.05
Cash and bank balances	9	4,214.09	2,313.50	5,713.57
Loans and advances	10	9,129.61	7,339.24	5,628.74

		32,503.49	23,337.04	28,806.61

Less: CURRENT LIABILITIES AND PROVISIONS
Liabilities	11	16,175.74	11,624.99	13,006.72

Provisions	12	1,736.08	973.24	5,302.14

		17,911.82	12,598.23	18,308.86

NET CURRENT ASSETS		14,591.67	10,738.81	10,497.75

		65,511.48	46,806.35	53,712.55

Significant accounting policies and notes to accounts	19
The schedules referred above form an integral part of the condensed consolidated balance sheet

As per our report attached	for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	N Vaghul	B C Prabhakar
Chartered Accountants	Chairman	Director	Director

Jamil Khatri	Suresh C Senapaty		V Ramachandran
Partner	Executive Vice President		Company Secretary
Membership No. 102527	& Chief Financial Officer

Bangalore
19 October 2005

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

		(Rs. in millions, except per share data)
		Quarter ended September 30		Half Year ended September 30		Year ended
	Schedule	2005	2004	2005	2004	31 March 2005

INCOME
Gross sales and services		25,127.38	20,068.60	48,011.12	37,946.95	82,330.25
Less: Excise duty		186.50	183.32	352.29	391.16	724.70

Net sales and services		24,940.88	19,885.28	47,658.83	37,555.79	81,605.55
Other income	13	415.04	75.85	537.24	360.30	944.79

		25,355.92	19,961.13	48,196.07	37,916.09	82,550.34

EXPENDITURE
Cost of sales and services	14	16,932.51	12,863.06	32,079.79	24,272.41	54,081.41
Selling and marketing expenses	15	1,651.96	1,370.60	3,335.78	2,719.64	5,638.13
General and administrative expenses	16	1,240.73	903.15	2,389.86	1,915.16	3,826.91
Interest	17	2.47	15.27	8.99	26.74	56.12

		19,827.67	15,152.08	37,814.42	28,933.95	63,602.57

PROFIT BEFORE TAXATION		5,528.25	4,809.05	10,381.65	8,982.14	18,947.77
Provision for taxation including FBT (refer note 7)		831.07	702.08	1,459.14	1,313.15	2,749.59

PROFIT AFTER TAXATION		4,697.18	4,106.97	8,922.51	7,668.99	16,198.18

PROFIT BEFORE MINORITY INTEREST / SHARE IN EARNINGS OF AFFILIATES:		4,697.18	4,106.97	8,922.51	7,668.99	16,198.18

Minority interest		—	(22.33)	(1.40)	(44.62)	(88.12)
Share in earnings of affiliates		82.95	32.50	139.20	62.10	175.33

PROFIT FOR THE PERIOD		4,780.13	4,117.14	9,060.31	7,686.47	16,285.39

Appropriations
Proposed dividend		—	—	—	—	3,517.85
Proposed one-time dividend		—	—	—	—	(39.01)
Total dividend		—	—	—	—	3,478.84
Tax on distribution of dividend		—	—	—	—	493.38

TRANSFER TO GENERAL RESERVE		4,780.13	4,117.14	9,060.31	7,686.47	12,313.17

EARNINGS PER SHARE — EPS (PY: Adjusted EPS for bonus issue in ratio of 1:1)
Basic (in Rs.)		3.41	2.96	6.47	5.53	11.70
Diluted (in Rs.)		3.36	2.95	6.38	5.52	11.60
Number of shares for calculating EPS (PY: Adjusted for bonus issue in ratio of 1:1)
Basic		1,403,065,125	1,389,130,272	1,401,305,426	1,388,937,632	1,391,554,372
Diluted		1,423,127,469	1,393,778,176	1,421,117,816	1,392,541,590	1,404,334,256

Significant accounting policies and notes to accounts	19
The schedules referred above form an integral part of the condensed consolidated profit and loss account

As per our report attached	for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	N Vaghul	B C Prabhakar
Chartered Accountants	Chairman	Director	Director

Jamil Khatri	Suresh C Senapaty		V Ramachandran
Partner	Executive Vice President		Company Secretary
Membership No. 102527	& Chief Financial Officer

Bangalore
19 October 2005

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE 1 SHARE CAPITAL

	(Rs. in millions, except share numbers)
	As of September 30		As of March 31
	2005	2004	2005

Authorised capital
1,650,000,000 (2004: 375,000,000 & 2005: 750,000,000) equity shares of Rs 2 each	3,300.00	1,500.00	1,500.00

25,000,000 (2004 & 2005: 25,000,000) 10.25% redeemable cumulative preference shares of Rs 10 each	250.00	250.00	250.00

	3,550.00	1,750.00	1,750.00

Issued, subscribed and paid-up capital
1,414,957,082 (2004: 698,951,673, 2005: 703,570,522) equity shares of Rs 2 each	2,829.91	1,397.90	1,407.14

	2,829.91	1,397.90	1,407.14

Notes:
Of the above equity shares:
i)	1,398,430,659 equity shares / American Depository Receipts (ADRs) (2004 & 2005: 692,537,085), have been allotted as fully paid bonus shares / ADRs by capitalisation of securities premium account of Rs. 1161.75 Mn (2004 & 2005:32.64 Mn), Capital Redemption Reserve 250.04 Mn (2004 & 2005:1352.44 Mn)

ii)	1,325,525 equity shares (2004 & 2005: 1,325,525) have been allotted as fully paid-up, pursuant to a scheme of amalgamation, without payment being received in cash.

iii)	3,162,500 shares representing 3,162,500 American Depository Receipts issued during 2000-2001 pursuant to American Depository offering by the Company.

iv)	11,113,398 (2004: 1,010,563, 2005: 5,620,412 ) equity share issued pursuant to Employee Stock Option Plan.
SCHEDULE 2 RESERVES AND SURPLUS

	(Rs. in millions)
	As of September 30		As of March 31
	2005	2004	2005

Capital reserve
Balance brought forward from previous period	9.50	9.50	9.50
Add: Acquisition of minority interest in Wipro Fluid Power Limited	37.59	—	—

	47.09	9.50	9.50

Capital redemption reserve
Balance brought forward from previous period	250.04	250.04	250.04
Less : Amount utilised for bonus shares	(250.04)	—	—

	—	250.04	250.04

Securities premium account
Balance brought forward from previous period	9,299.05	6,732.28	6,732.28
Add: Received on exercise of stock options by employees	1,849.05	294.93	2,566.77
Less : Amount utilised for bonus shares	(1,161.75)

	9,986.35	7,027.21	9,299.05

Translation reserve	(122.67)	(73.81)	(130.91)

Restricted stock units reserve (a)
Employee Stock Options Outstanding	3,342.99	—	3,529.12
Less: Deferred Employee Compensation Expense	(2,674.34)	—	(3,183.50)

	668.65	—	345.62

General reserve
Balance brought forward from previous period	41,633.81	30,251.90	30,251.90
Additions (b)	9,073.80	7,725.57	12,313.17
Less: Amount utilised for bonus shares	—	(931.26)	(931.26)

	50,707.61	37,046.21	41,633.81

Summary of reserves and surplus
Balance brought forward from previous period	51,407.11	37,083.97	37,083.97
Additions	11,291.71	8,106.44	14,908.78
Deletions	(1,411.79)	(931.26)	(585.64)

	61,287.03	44,259.15	51,407.11

(a)	Represents charge to profit and loss account to be treated as securities premium at the time of allotment of shares

		For the half year ended		For the year ended
		Sep 30, 2005	Sep 30, 2004	March 31, 2005

(b)	Additions to General Reserve include :
	i) transfer from profit and loss account	9,060.31	7,686.47	7,686.47
	ii) dividend distributed to Wipro Equity Reward Trust (WERT)	20.91	39.10	39.10
	iii) less: additional dividend paid for the previous year	(7.42)	—	—

		9,073.80	7,725.57	7,725.57

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE 3 SECURED LOANS

				(Rs. in millions)
	Note	As of September 30		As of March 31
	Reference	2005	2004	2005

From Banks
Cash credit facility	(a)	381.93	662.95	214.21
Development loan from Karnataka Government	(b)	1.68	1.68	1.68

		383.61	664.63	215.89

Notes:

(a)	Secured by hypothecation of stock-in trade, book debts, stores and spares and secured / to be secured by a second mortgage over certain immovable properties.

(b)	Secured by a pari-passu mortgage over immovable properties at Mysore and hypothecation of movable properties other than inventories, book debts and specific equipments referred to in note (a) above.
SCHEDULE 4 UNSECURED LOANS

Cash credit facility — overseas	793.17	—	349.76
Other Loans and Advances
Interest free loan from State Government	52.22	105.22	54.02
Interest free loan from State Financial Institutions	4.65	1.25	1.25

	850.04	106.47	405.03

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE 5 FIXED ASSETS

											(Rs. in millions)
PARTICULARS	GROSS BLOCK				ACCUMULATED DEPRECIATION				NET BLOCK
	As of April 1		Deductions /	As of September	As of April 1	Depreciation	Deductions /	As of September	As of September	As of September	As of March
	2005	Additions	adjustments	30, 2005	2005	for the period	adjustments	30, 2005	30, 2005	30, 2004	31, 2005

Land	1,268.52	443.10	—	1,711.62	—	—	—	—	1,711.62	730.39	1,268.52
Buildings	3,893.46	547.11	—	4,440.57	328.49	30.44	—	358.93	4,081.64	3,118.87	3,564.97
Plant & Machinery	11,806.06	1,235.88	5.06	13,036.88	7,582.37	1,039.71	4.26	8,617.82	4,419.06	3,767.38	4,223.69
Furniture, Fixture and Equipments	2,513.85	272.86	22.90	2,763.81	1,498.34	285.29	13.90	1,769.73	994.08	838.56	1,015.51
Vehicles	1,053.28	222.13	56.53	1,218.88	501.02	109.09	25.77	584.34	634.54	491.44	552.26
Technical know-how	10.38	1.50	—	11.88	10.38	—	—	10.38	1.50	—	—
Patents, Trade marks & Rights	354.08	—	—	354.08	31.17	14.08	—	45.25	308.83	336.91	322.91

	20,899.63	2,722.58	84.49	23,537.72	9,951.77	1,478.61	43.93	11,386.45	12,151.27	9,283.55	10,947.86

Previous period - 30 September 2004	15,607.11	2,383.28	51.69	17,938.70	7,599.48	1,084.71	29.04	8,655.15	9,283.55

Previous year - 31 March 2005	15,607.11	5,455.65	163.13	20,899.63	7,599.48	2,456.24	103.95	9,951.77	10,947.86

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE 6 INVESTMENTS

			(Rs. in millions)
	As of September 30		As of March 31
All shares are fully paid up unless otherwise stated	2005	2004	2005

Investments — long term
Investment in affiliates
Wipro GE Medical Systems Private Ltd (refer note below)	631.21	426.55	506.75
WeP Peripherals Ltd (includes goodwill of Rs. 27 Mn)	216.46	168.99	201.72

	847.67	595.54	708.47

Other investments — unquoted	12.60	—	12.60

Investments — short term
Investments in Indian money market mutual funds	27,133.32	17,929.68	22,627.69
Investments overseas — trust funds / others	172.57	131.00	156.17

	27,305.89	18,060.68	22,783.86

	28,166.16	18,656.22	23,504.93

Note :	Equity investments in this company carry certain restrictions on transfer of shares that is normally provided for in shareholders’ agreements
SCHEDULE 7 INVENTORIES

Raw materials	760.77	537.31	829.77
Stock in process	263.03	216.82	212.51
Finished goods	666.85	477.47	666.56
Stores and spares	46.09	30.95	38.41

	1,736.74	1,262.55	1,747.25

Basis of stock valuation :
i) Raw materials, stock in process and stores & spares at or below cost.
ii) Finished goods at cost or net realizable value, whichever is lower
SCHEDULE 8 SUNDRY DEBTORS
(Unsecured)
Debts outstanding for a period exceeding six months

Considered good	833.22	593.57	654.35
Considered doubtful	1,046.61	878.43	846.54

	1,879.83	1,472.00	1,500.89

Other debts
Considered good	16,589.83	11,828.18	15,062.70

	16,589.83	11,828.18	15,062.70

Less: Provision for doubtful debts	1,046.61	878.43	846.54

	17,423.05	12,421.75	15,717.05

SCHEDULE 9 CASH AND BANK BALANCES

Cash and cheques on hand	278.97	229.94	109.14
Bank balances	3,935.12	2,083.56	5,604.43

	4,214.09	2,313.50	5,713.57

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

			(Rs. in millions)
	As of September 30		As of March 31
	2005	2004	2005
SCHEDULE 10 LOANS AND ADVANCES
(Unsecured, considered good unless otherwise stated)
Advances recoverable in cash or in kind or for value to be received
Considered good	2,820.53	2,373.64	1,794.83
Considered doubtful	91.84	45.78	89.33

	2,912.37	2,419.42	1,884.16

Less: Provision for doubtful advances	91.84	45.78	89.33

	2,820.53	2,373.64	1,794.83

Other deposits	966.75	866.49	889.06
Advance income tax (net of provision)	730.16	429.20	184.07
Balances with excise and customs	72.28	16.75	20.20
Unbilled revenue	4,539.89	3,653.16	2,740.58

	9,129.61	7,339.24	5,628.74

SCHEDULE 11 LIABILITIES
Sundry creditors	3,601.72	2,997.13	3,742.85
Unclaimed dividends	11.15	1.48	4.50
Advances from customers	740.21	998.70	637.50
Unearned revenues	976.82	444.86	639.64
Other liabilities	10,845.84	7,182.82	7,982.23

	16,175.74	11,624.99	13,006.72

SCHEDULE 12 PROVISIONS

Employee retirement benefits	1,139.77	610.16	828.58
Warranty provision	486.43	363.08	462.33
Fringe benefit tax payable	109.88	—	—
Proposed dividend	—	—	3,517.85
Tax on proposed dividend	—	—	493.38

	1,736.08	973.24	5,302.14

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

					(Rs. in millions)
	Quarter ended September 30		Half Year ended September 30		Year ended
	2005	2004	2005	2004	March 31, 2005
SCHEDULE 13 OTHER INCOME
Dividend on mutual fund units	186.11	165.87	345.57	369.28	679.36
Interest on debt instruments and others	86.64	1.50	117.18	8.58	35.79
Rental income	3.96	5.27	8.18	11.31	22.63
Profit / (Loss) on sale of mutual fund units	16.78	(3.01)	46.89	(34.95)	35.59
Profit / (Loss) on disposal of fixed assets	3.58	11.89	7.29	99.99	109.80
Exchange differences — net	106.68	(116.79)	(10.50)	(113.34)	(9.14)
Miscellaneous income	11.29	11.12	22.63	19.43	70.76

	415.04	75.85	537.24	360.30	944.79

SCHEDULE 14 COST OF SALES AND SERVICES
Raw materials, finished and process stocks *	3,597.16	2635.52	6,606.80	5,033.66	12,182.72
Stores & spares	115.44	83.95	221.36	142.58	370.84
Power and fuel	228.14	153.61	447.44	293.85	626.52
Employee compensation costs	9,254.63	7007.58	17,815.00	13,395.44	29,393.46
Insurance	32.74	35.67	62.75	63.56	131.52
Repairs	272.16	380.55	469.56	549.93	1,118.60
Rent	135.30	111.38	269.95	208.80	455.28
Rates & taxes	34.61	10.09	56.78	21.26	57.54
Packing & freight inward	12.55	2.21	18.33	7.71	18.71
Travel	691.02	552.13	1,364.05	1,004.15	2,118.86
Communication	323.60	295.67	681.49	593.17	1,202.55
Depreciation	692.74	531.34	1,368.03	998.90	2,281.70
Sub contracting / technical fees	907.43	589.23	1,579.60	1,051.11	2,130.33
Miscellaneous	634.99	474.13	1,118.65	908.29	1,992.78

	16,932.51	12,863.06	32,079.79	24,272.41	54,081.41

*	For details refer Schedule 18

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

	(Rs. in millions)
	Quarter ended September 30		Half Year ended September 30		Year ended
	2005	2004	2005	2004	March 31, 2005

SCHEDULE 15 SELLING AND MARKETING EXPENSES

Employee compensation costs	826.34	628.52	1,680.87	1,221.21	2,586.22
Insurance	5.65	16.10	12.87	31.21	46.72
Repairs to buildings	1.57	1.61	3.65	5.74	6.72
Rent	53.72	56.18	109.50	111.13	210.90
Rates and taxes	2.61	5.90	8.58	11.17	20.30
Carriage and freight	140.91	82.41	261.66	155.92	356.96
Commission on sales	33.60	46.42	64.06	92.04	205.19
Advertisement and sales promotion	193.91	183.71	417.30	354.34	755.81
Depreciation	23.75	19.32	44.06	36.41	74.71
Travel	191.20	175.60	364.69	309.47	602.88
Communication	51.52	70.53	119.25	139.91	276.67
Miscellaneous expenses	127.18	84.30	249.29	251.09	495.05

	1,651.96	1,370.60	3,335.78	2,719.64	5,638.13

SCHEDULE 16 GENERAL AND ADMINISTRATIVE EXPENSES

Employee compensation costs	462.20	348.25	948.40	663.88	1,568.37
Insurance	1.26	10.44	2.77	23.73	33.51
Repairs to buildings	1.22	1.20	2.83	5.73	7.83
Rent	11.50	8.25	21.43	15.07	30.21
Rates and taxes	15.87	1.74	33.60	16.08	20.14
Auditors’ remuneration
Audit fees	2.73	2.81	5.25	5.33	8.28
For certification including tax audit	—	0.03	—	0.06	0.96
Out of pocket expenses	1.06	0.14	1.09	0.23	0.78
Loss on disposal of fixed assets	0.01	0.17	0.29	0.33	1.10
Depreciation	34.86	19.83	66.52	49.39	99.83
Travel	145.14	99.69	289.76	186.18	418.06
Communication	18.37	21.27	57.01	37.78	78.60
Provision / write off of bad debts	124.42	39.43	203.40	147.84	151.89
Miscellaneous expenses	422.09	349.90	757.51	763.53	1,407.35

	1,240.73	903.15	2,389.86	1,915.16	3,826.91

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

	(Rs. in millions)
	Quarter ended September 30		Half Year ended September 30		Year ended
	2005	2004	2005	2004	March 31, 2005

SCHEDULE 17 INTEREST

Cash credit and others	2.47	15.27	8.99	26.74	56.12

	2.47	15.27	8.99	26.74	56.12

SCHEDULE 18

RAW MATERIALS, FINISHED AND PROCESSED STOCKS

Consumption of raw materials and bought out components :

Opening stocks	758.22	520.87	829.77	551.40	551.40
Add: Purchases	1,746.77	1,960.68	3,876.43	3,528.05	7,015.71
Less: Closing stocks	760.77	537.31	760.77	537.31	829.77

	1,744.22	1,944.24	3,945.43	3,542.14	6,737.34

Purchase of finished products for sale	1,987.74	610.20	2,712.18	1,476.70	5,615.34

(Increase) / Decrease in finished and process stocks :

Opening stock : In process	255.39	189.35	212.51	159.52	159.52
: Finished products	539.69	586.02	666.56	549.59	549.59
Less: Closing stock : In process	263.03	216.82	263.03	216.82	212.51
: Finished products	666.85	477.47	666.85	477.47	666.56

	(134.80)	81.08	(50.81)	14.82	(169.96)

	3,597.16	2,635.52	6,606.80	5,033.66	12,182.72

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

	(Rs. in millions)
	Quarter ended September 30		Half Year ended September 30		Year ended
	2005	2004	2005	2004	March 31, 2005

A. Cash flows from operating activities:

Profit before tax	5,528.25	4,809.05	10,381.65	8,982.14	18,947.77

Adjustments:

Depreciation and amortization	751.38	570.50	1,478.61	1,084.71	2,456.24
Amortisation of stock compensation	150.33	—	323.03	—	345.62
Unrealised exchange differences — net	141.36	175.13	36.08	53.92	(92.45)
Retirement benefits provision	116.62	150.86	311.19	289.89	145.23
Interest on borrowings	2.47	15.27	8.99	26.74	56.12
Dividend / interest — net	(272.75)	(167.20)	(462.75)	(377.69)	(715.15)
(Profit) / Loss on sale of mutual fund units	(16.78)	3.01	(46.89)	34.95	(35.59)
Gain on sale of fixed assets	(3.86)	(12.05)	(7.29)	(99.99)	(109.80)
Working capital changes :					-
Trade and other receivable	(3,449.64)	(1,404.85)	(3,505.31)	(2,167.44)	(4,433.69)
Loans and advances	(683.81)	(93.25)	(1,074.74)	(261.42)	311.74
Inventories	(140.67)	66.04	10.51	29.47	(455.23)
Trade and other payables	2,976.86	1,323.06	3,077.90	2,373.43	4,197.20

Net cash generated from operations	5,099.76	5,435.57	10,530.98	9,968.71	20,618.01
Direct taxes paid	(1,299.20)	(740.32)	(1,895.35)	(1,192.42)	(2,354.70)

Net cash generated by operating activities	3,800.56	4,695.25	8,635.63	8,776.29	18,263.31

B. Cash flows from investing activities:

Acquisition of property, fixed assets plant and equipment (including advances)	(2,139.77)	(1,690.15)	(3,933.67)	(3,330.71)	(6,627.43)
Proceeds from sale of fixed assets	22.77	23.71	47.85	254.46	168.98
Purchase of investments	(11,207.45)	(10,702.45)	(23,651.05)	(29,654.74)	(70,650.11)
Proceeds on sale / from maturities on investments	10,829.53	5,980.20	19,175.91	30,111.35	66,383.54
Net payment for acquisition of businesses	—	(19.27)	(852.27)	(104.27)	(617.99)
Dividend / interest income received	272.75	148.92	462.75	324.40	759.14

Net cash generated by / (used in) investing activities	(2,222.17)	(6,259.04)	(8,750.48)	(2,399.51)	(10,583.87)

C. Cash flows from financing activities:

Proceeds from exercise of employee stock option	1,224.08	233.53	1,860.03	296.05	2,576.58
Share application money pending allotment	117.09	—	148.84	—	12.05
Dividends paid (including distribution tax)	(3,997.74)	0.23	(3,997.74)	(7,575.76)	(7,575.76)
Interest paid on borrowings	(2.47)	—	(8.99)	—	(56.12)
Proceeds from short-term borrowings — net	632.25	452.70	612.73	(282.24)	(432.43)
Proceeds from issuance shares by subsidiary	—	253.98	—	253.98	266.19

Net cash generated by / (used in) financing activities	(2,026.79)	940.44	(1,385.13)	(7,307.97)	(5,209.49)

Net (decrease) / increase in cash and cash equivalents during the period	(448.40)	(623.35)	(1,499.98)	(931.19)	2,469.95
Cash and cash equivalents at the beginning of the period	4,661.99	2,936.93	5,713.57	3,242.70	3,242.70

Effect of translation of cash balance	0.50	(0.08)	0.50	1.99	0.92

Cash and cash equivalents at the end of the period	4,214.09	2,313.50	4,214.09	2,313.50	5,713.57

As per our report attached                for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	N Vaghul	B C Prabhakar
Chartered Accountants	Chairman	Director	Director

Jamil Khatri	Suresh C Senapaty		V Ramachandran
Partner	Executive Vice President		Company Secretary
Membership No. 102527	& Chief Financial Officer

Bangalore
19 October 2005

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE –19 SIGNIFICANT ACCOUNTING POLICIES AND NOTES TO ACCOUNTS
Company overview
Wipro Limited (Wipro), together with its subsidiaries and affiliates (collectively, the Company or the group) is a leading India based provider of IT Services and Products, including Business Process Outsourcing (BPO) services, globally. Further, Wipro has other businesses such as India and AsiaPac IT Services and Products and Consumer Care and Lighting. Wipro is headquartered in Bangalore, India.
Significant accounting policies
Basis of preparation of financial statements
The accompanying financial statements are prepared and presented under historical cost convention on accrual basis of accounting, in accordance with Indian Generally Accepted Accounting Principles (Indian GAAP) and accounting standards issued by The Institute of Chartered Accountants of India.
Principle of consolidation
The consolidated financial statements include the financial statements of Wipro and all its subsidiaries, which are more than 50% owned or controlled.
The financial statements of the parent Company and its majority owned and controlled subsidiaries have been combined on a line by line basis by adding together the book values of all items of assets, liabilities, incomes and expenses after eliminating inter-Company balances / transactions and resulting unrealized gain/ loss.
The consolidated financial statements are prepared using uniform accounting policies for similar transactions and other events in similar circumstances.
Use of estimates
The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities on the date of the consolidated financial statements and reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.
Revenue recognition
Revenue from software development services comprises revenue from time and material and fixed-price contracts. Revenue from time and material contracts are recognized as related services are performed. Revenue from fixed-price, fixed-time frame contracts is recognized in accordance with the percentage of completion method.
Revenues from BPO services are derived from both time-based and unit-priced contracts. Revenue is recognized as the related services are performed, in accordance with the specific terms of the contract with the customers.
Maintenance revenue is considered on acceptance of the contract and is accrued over the period of the contract.
Revenue from customer training, support and other services is recognised as the related services are performed.
Provision for estimated losses, if any, on incomplete contracts are recorded in the period in which such losses become probable based on the current contract estimates. ‘Unbilled revenues’ included in loans and advances represent cost and earnings in excess of billings as at the balance sheet date. ‘Unearned revenues’ included in current liabilities represent billing in excess of revenue recognised.
Revenue from sale of products is recognised, in accordance with the sales contract, on dispatch from the factories/ warehouse of the Company. Revenues from product sales are shown as net of excise duty, sales tax separately charged and applicable discounts.
Agency commission is accrued when shipment of consignment is dispatched by the principal.
Profit on sale of investments is recorded upon transfer of title by the Company and is determined as the difference between the sales price and the then carrying value of the investment.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Interest is recognized using the time-proportion method, based on rates implicit in the transaction.
Export incentives are accounted on accrual basis and include estimated realizable values/ benefits from special import licenses and advance licenses.
Other income is recognized on accrual basis. Other income includes unrealized losses on short-term investments.
Warranty cost
The Company accrues the estimated cost of warranties at the time when the revenue is recognized. The accruals are based on the Company’s historical experience of material usage and service delivery costs.
Fixed assets, intangible assets and work-in-progress
Fixed assets are stated at historical cost less accumulated depreciation.
Interest on borrowed money allocated to and utilized for fixed assets, pertaining to the period up to the date of capitalization is capitalized. Assets acquired on hire purchase are capitalized at the gross value and interest thereon is charged to profit and loss account.
Intangible assets are stated at the consideration paid for acquisition less accumulated amortization.
Advances paid towards the acquisition of fixed assets outstanding as of each balance sheet date and the cost of fixed assets not ready for use before such date are disclosed under capital work-in-progress.
Lease payments under operating lease are recognised as an expense in the profit and loss account.
Goodwill
Goodwill arising on consolidation / acquisition of assets is not amortised. It is tested for impairment on a periodic basis and written-off if found impaired.
Depreciation and amortisation
Depreciation is provided on straight line method at rates not lower than rates specified in Schedule XIV to the Companies Act, 1956. Assets under capital lease are amortized over their estimated useful life or the lease term, as appropriate.
Intangible assets are amortized over their estimated useful life. Estimated useful life is usually less than 10 years. For certain brands acquired by the Company, based on the performance of various comparable brands in the market, the Company estimated the useful life of those brands to be 20 to 25 years. Accordingly, such intangible assets are being amortized over 20 to 25 years.
Investments
Long term investments (other than investments in affiliates ) are stated at cost less provision for diminution in the value of such investments. Diminution in value is provided for where the management is of the opinion that the diminution is of permanent nature. Short term investments are valued at lower of cost and net realizable value.
Investments in affiliates are accounted under the equity method.
Inventories
Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Small value tools and consumables are charged to consumption on purchase. Cost is determined using weighted average method.
Provision for retirement benefits
Gratuity — In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan). The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company. The Company contributes to the group gratuity scheme of Life Insurance Corporation of India (LIC).

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Superannuation — Apart from being covered under the Gratuity Plan described above, the senior officers of the Company also participate in a defined contribution plan maintained by the Company. This plan is administered by the LIC. The Company makes annual contributions based on a specified percentage of each covered employee’s salary. The Company has no further obligations under the plan beyond its annual contributions.
Provident fund — In addition to the above benefits, employees receive benefits from a provident fund, a defined contribution plan. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s salary. A portion of the contribution is made to the provident fund trust managed by the Company, while the remainder of the contribution is made to the Government’s provident fund. The government mandates the annual yield to be provided to the employees on their corpus. The company has an obligation to make good the shortfall, if any, between the yield on the investments of trust and the yield mandated by the government.
Foreign currency transactions
The Company is exposed to currency fluctuations on foreign currency transactions. With a view to minimize the volatility arising from fluctuations in the currency rates, the Company follows established risk management policies, including the use of foreign exchange forward contracts and other derivative instruments.
As a part of the Risk Management Policies, the forward contracts are designated as hedge of highly probable forecasted transactions. The accounting standard “The Effects of Changes on Foreign Exchange Rates” (AS 11), amended with effect from April 1, 2004 provides guidance on accounting for forward contracts. In respect of forward contracts entered into to hedge foreign exchange risk of highly probable forecasted transactions, the Institute of Chartered Accountants of India (ICAI) has clarified that AS 11 is not applicable to such forward contracts.
Foreign currency transactions are recorded at the average rate for the month. Period-end balances of foreign currency assets and liabilities are restated at the closing rate. The exchange difference arising from restatement or settlement is recognized in the profit and loss account.
In respect of forward contracts assigned to the foreign currency assets as on the balance sheet date, the proportionate premium / discount for the period upto the date of balance sheet is recognized in the profit and loss account. The exchange difference measured by the change in exchange rate between inception of forward contract and the date of balance sheet is applied on the foreign currency amount of the forward contract and recognized in the profit and loss account.
Gains/losses, including gains/losses on intermediary roll over/cancellation, of forward contracts designated as hedge of highly probable forecasted transactions are recognised in the profit and loss account in the period in which the forecasted transaction is expected to occur. However, premium / discount are recognized in the profit and loss account upon settlement / intermediary roll over / cancellation.
Realised / unrealised gains and losses on forward contracts and options not designated as hedges of forecasted transactions are accounted in the profit and loss account in each reporting period.
In respect of non-integral operations assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. The items in the profit & loss account are translated at the average exchange rate during the period. The differences arising out of the translation are transferred to translation reserve.
Employee stock options
The Company measures the compensation cost relating to employee stock options using the intrinsic value method. The compensation cost is amortized on a straight line basis over the total vesting period of the stock options.
Fringe benefit tax
Consequent to the introduction of Fringe Benefit Tax (FBT) effective 1 April 2005, in accordance with the guidance note on accounting for fringe benefits tax issued by the ICAI, the Company has made provision for FBT under income taxes.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Income tax
The current charge for income taxes is calculated in accordance with the relevant tax regulations. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to timing differences that result between accounting income and tax income of each entity of the group. Deferred tax in respect of timing differences which originate during tax holiday period but reverse after the tax holiday period is recognized in the period in which the timing difference originate. For this purpose, the timing difference which originates first is considered to reverse first. Deferred tax assets and liabilities are measured using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Deferred tax assets on carried forward losses, are only recognized to the extent that there is virtual certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized. The income tax provision for the interim period is made based on the best estimate of the annual average effective tax rate expected to be applicable for full fiscal year.
Research and development
Revenue expenditure on research and development is charged to profit and loss account and capital expenditure is shown as addition to fixed assets.
Earnings per share
The number of shares used in computing basic earnings per share is the weighted average number of shares outstanding during the period. The number of shares used in computing diluted earnings per share comprises the weighted average shares considered for deriving basic earnings per share, and also the weighted average number of equity shares that could have been issued on the conversion of all dilutive potential equity shares. The dilution is determined using the treasury stock method. Dilutive potential equity shares are deemed converted as of the beginning of the period, unless issued at a later date. The number of shares and potentially dilutive equity shares are adjusted for any stock splits and bonus shares issues .
Cash flow statement
Cash flows are reported using indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Company are segregated.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
NOTES TO ACCOUNTS
1.	Goodwill on consolidation as on the balance sheet date comprises of the following:

(Rs. in millions)

Wipro Fluid Power Limited	18.27
Wipro BPO Solutions Limited	4,714.03
(formerly Wipro Spectramind Services Limited)
Wipro Healthcare IT Limited	175.01
Cygnus Nigri Investments Private Limited	16.26
Wipro Inc.	1,254.97
Wipro Technology UK Limited	113.90

6,292.44

2.	As of September 30, 2005, forward contracts to the extent of USD 350 Mn have been assigned to the foreign currency assets as on the balance sheet date. The proportionate premium / discount on the forward contracts for the period upto the date of balance sheet is recognized in the profit and loss account. The exchange difference measured by the change in exchange rate between inception of forward contract and the date of balance sheet is applied on the foreign currency amount of the forward contract and recognized in the profit and loss account.

Additionally, the Company has designated forward contracts to hedge highly probable forecasted transactions. The gain or loss on these forward contracts is recognized in the profit and loss account in the period in which the forecasted transaction is expected to occur. In certain cases, the Company has entered into forward contracts having a maturity earlier than the period in which the hedged transaction is forecasted to occur. The gain / loss on roll over / cancellation / expiry of such contracts is recognized in the profit and loss account in the period in which the forecasted transaction is expected to occur, till such time the same is accumulated and shown under Loans and Advances / Current liabilities. However, premium / discount are recognized in the profit and loss account upon settlement / intermediary roll over / cancellation.

The Company has also entered into option / forward contracts which are not designated as hedge of highly probable forecasted transactions. Realized / unrealized gain or loss on such contracts is recognized in the profit and loss account of the respective periods.

As at the balance sheet date, the Company had forward / option contracts to sell USD 173 Mn in respect of highly probable forecasted transactions. The effect of marked to market and of intermediary roll over / expiry of the said forward contracts is a gain of Rs. 192.92 Mn. The final impact of such contracts will be recognized in the profit and loss account of the respective periods in which the forecasted transactions are expected to occur.

3.	During the six months period ended September 30, 2005, the Company acquired 4,619,614 shares from the employee shareholders of Wipro BPO Solutions Limited for a total consideration of Rs. 852.00 Mn. The excess of consideration paid over the carrying value of minority interest of Rs. 623.12 Mn is recognized as goodwill. With this acquisition, the Company now owns 100% equity of Wipro BPO Solutions Limited.

4.	The Company has a 49% equity interest in Wipro GE Medical Systems Private Limited (Wipro GE), an entity in which General Electric, USA holds the majority equity interest. The shareholders agreement provides specific rights to the two shareholders. Management believes that these specific rights do not confer joint control as defined in Accounting Standard 27 “Financial Reporting of Interest in Joint Venture”. Consequently, WGE is not considered as a joint venture and consolidation of financial statements are carried out as per equity method in terms of Accounting Standard 23 “Accounting for Investments in Associates in Consolidated Financial statements”.

Investments in WeP Peripherals Ltd have been accounted for by the equity method.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
5.	In June 2004, the Company established Wipro Restricted Stock Unit Plan (WRSUP 2004) and Wipro ADS Restricted Stock Unit Plan (WARSUP 2004). The Company is authorized to issue up to 12,000,000 Restricted Stock Units (RSUs) under each plan to eligible employees.

The Company has been granting restricted stock units (RSUs) since October 2004. The RSUs generally vest equally at annual intervals over a five year period. The stock compensation cost is computed under the intrinsic value method and amortized on a straight line basis over the total vesting period of five years. As permitted by generally accepted accounting principles in the United States (US GAAP), the Company applies a similar straight line amortization method for financial reporting under US GAAP. The Company has been advised by external counsel that the straight line amortization over the total vesting period complies with the SEBI Employee Stock Option Scheme Guidelines 1999, as amended.

However , an alternative interpretation could result in amortization of the cost on an accelerated basis. Under this approach, the amortization in the initial years would be higher with a lower charge in subsequent periods (though the overall charge over the full vesting period will remain the same). If the Company were to amortize the cost on an accelerated basis, profit before taxes and profit after tax for three months and six months ended September 30, 2005 would have been lower by Rs. 206 Mn, Rs. 191 Mn and Rs. 419 Mn, Rs. 388 Mn respectively. Similarly, the profit before taxes and profit after tax for the year ended March 31, 2005 would have been lower by Rs. 443 Mn and Rs. 409 Mn respectively. This would effectively increase the profit before and after tax in later years by similar amounts.

The Company has sought further clarification on the matter.

6.	In March 2004, the Company received a demand from the income tax department of Rs. 2,614.57 Mn (including interest demand of Rs. 764.49 Mn) for one of its assessment years. The tax demand is mainly on account of disallowance of deduction claimed by the Company under Section 10A of the Income Tax Act 1961, in respect of profits earned by its undertakings in Software Technology Park at Bangalore. On similar grounds the Company received, in March 2005, a demand from the income tax department of Rs. 2,617.15 Mn (including interest demand of Rs. 692.86 Mn) for another assessment year. The aggregate liability not provided for, in respect of said demands is Rs. 4,737.95 Mn.

In the opinion of the Company’s legal counsel the said disallowance is not tenable. The management of the Company has filed an appeal disputing the said demands. In June 2005, the Income Tax appellate Tribunal (ITAT ) has upheld, for a different assessment year, certain income tax deductions claimed by the Company. Applying the principles set out by the ITAT, the Company would be eligible for a higher alternate deduction against the disallowances made in the above assessment years. This is expected to reduce the above demands by Rs. 2,159.38 Mn. Consequently, he aggregate liability not provided for, in respect of said demands is expected to be Rs. 2,578.57 Mn. Considering the facts and nature of disallowance, the management believes that final outcome of the dispute will be positive and there will not be any material impact on the financial statement.

7.	a) Provision for taxation comprises of following:
(i)	Rs. 769.68 Mn (2004: Rs. 597.76 Mn & 2005: Rs. 1,133.65 Mn) in respect of foreign taxes.

(ii)	Rs. 579.58 Mn (2004: Rs. 712.89 Mn & 2005: Rs. 1,607.54 Mn) in respect of Indian Income Tax, which includes write back of Rs. 164.09 (2004: Nil & 2005: provision of Rs. 70.55 Mn) in respect of earlier years.

(iii)	Rs. Nil (2004: Rs. 2.50 Mn & 2005: Rs. 8.40 Mn) in respect of Wealth Tax which includes provision of Rs. Nil (2004: Nil & 2005: Rs. 3.40 Mn) in respect of earlier years.

(iv)	Rs. 109.88 Mn (2004: Nil & 2005: Nil) on account of Fringe Benefit Tax.
b)	Tax expense for the quarter is based on the estimated effective tax rate for the year. The bifurcation between current tax and deferred tax assets will be made at the year end, based on the full year workings.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
8.	The details of subsidiaries and affiliates are as follows :–

	Country of
	Incorporation	% Holding
a) Name of the subsidiary
Wipro Fluid Power Limited	India	100%
Wipro Inc .	USA	100%
Enthink Inc. (a)	USA	–
Wipro Japan KK	Japan	100%
Wipro Chandrika Limited	India	90%
Wipro Trademarks Holding Limited	India	100%
Wipro Travel Services Limited	India	100%
Wipro HealthCare IT Limited	India	100%
Spectramind Inc. (b)	USA
Wipro Holdings (Mauritius) Limited	Mauritius	100%
Wipro Holdings (UK) Limited (c)	UK	–
Wipro Technologies UK Limited (d)	UK	–
Wipro Consumer Care Limited	India	100%
Cygnus Negri Investments Private Limited (e)	India	–
Wipro Shanghai Limited	China	100%

b) Wipro Equity Reward Trust	India	Fully controlled trust
c) Grantor Trust	USA	Fully controlled trust
d) Name of the affiliate
Wipro GE Medical Systems Private Limited	India	49%
WeP Peripherals Limited	India	37.72%

Note:
a)	Majority owned by Wipro Inc.

b)	Wholly owned by Wipro BPO Solutions Limited. The members of the Company have approved on July 21, 2005 the scheme of amalgamation of the following wholly owned subsidiaries with the Company. The amalgamation is subject to the approval of the high court of Karnataka.
i.	Wipro BPO Solutions Limited,

ii.	Spectramind, Bermuda &

iii.	Spectramind, Mauritius
c)	Fully owned by Wipro Holdings (Mauritius) Limited,

d)	Fully owned by Wipro Holdings (UK) Limited &

e)	Fully owned by Wipro Trademarks Holding Limited
9.	In August 2005, the Company recorded a bonus issue in the ratio of 1 additional equity shares or ADS for every equity share or ADS held.

10.	The Company prepares segment information in accordance with the accounting standard 17 ‘Segment reporting’ issued by the Institute of Chartered Accountants of India. Until June 30, 2005, the Company reported Global IT Services and Products as an integrated business segment. Effective July 2005, the company reorganized the management structure of Global IT Services and Products Segment, the segment reporting format has been changed accordingly. Revenues, operating profits and capital employed of Global IT Services business is now segregated into IT Services and BPO services.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
     11. The segment information for the six months ended September 30, 2005 is as follows:
WIPRO LIMITED, CONSOLIDATED
AUDITED SEGMENT WISE BUSINESS PERFORMANCE FOR THE QUARTER & SIX MONTHS ENDED SEPTEMBER 30, 2005

	Rs. in Million
Particulars	Quarter ended September 30,			Six months ended September 30,			Year Ended
	2005	2004	Growth %	2005	2004	Growth %	31 March 2005

Revenues(1)
IT Services	17,131	13,370	28%	32,626	25,431	28%	54,230
BPO Services	1,817	1,650	10%	3,640	3,025	20%	6,523
Global IT Services and Products	18,948	15,020	26%	36,266	28,456	27%	60,753
India & AsiaPac IT Services and Products	3,980	3,004	32%	7,362	5,701	29%	13,964
Consumer Care and Lighting	1,437	1,160	24%	2,801	2,207	27%	4,723
Others	703	601	17%	1,258	1,112	13%	2,258

TOTAL	25,068	19,785	27%	47,687	37,476	27%	81,698

Profit before Interest and Tax — PBIT(2)
IT Services	4,396	3,771	17%	8,398	7,096	18%	14,835
BPO Services	228	361	-37%	384	658	-42%	1,206
Global IT Services and Products	4,624	4,132	12%	8,782	7,754	13%	16,041
India & AsiaPac IT Services and Products	299	220	36%	517	356	45%	1,042
Consumer Care and Lighting	195	167	17%	382	320	19%	672
Others	123	131	-6%	199	139	43%	397

TOTAL	5,241	4,650	13%	9,880	8,569	15%	18,152

Interest (Net) and Other Income	287	159		501	413		796

Profit Before Tax	5,528	4,809	15%	10,381	8,982	16%	18,948

Income Tax expense including Fringe Benefit Tax	(831)	(702)		(1,459)	(1,313)		(2,750)

Profit before Share in earnings / (losses) of Affiliates and minority interest	4,697	4,107	14%	8,922	7,669	16%	16,198
Share in earnings of affiliates	83	32		139	62		175
Minority interest	0	(22)		(1)	(44)		(88)

PROFIT AFTER TAX	4,780	4,117	16%	9,060	7,687	18%	16,285

Operating Margin
IT Services	26%	28%		26%	28%		27%
BPO Services	13%	22%		11%	22%		18%
Global IT Services and Products	24%	28%		24%	27%		26%
India & AsiaPac IT Services and Products	8%	7%		7%	6%		7%
Consumer Care and Lighting	14%	14%		14%	14%		14%

TOTAL	21%	24%		21%	23%		22%

CAPITAL EMPLOYED(3)
IT Services	21,433	15,978		21,433	15,978		21416
BPO Services	10,027	7,364		10,027	7,364		8472
Global IT Services and Products	31,460	23,342		31,460	23,342		29,888
India & AsiaPac IT Services and Products	1,883	1,842		1,883	1,842		1,370
Consumer Care and Lighting	1,021	721		1,021	721		917
Others	31,148	20,901		31,148	20,901		21,538

TOTAL	65,512	46,806		65,512	46,806		53,713

CAPITAL EMPLOYED COMPOSITION
IT Services	33%	34%		33%	34%		40%
BPO Services	15%	16%		15%	16%		16%
Global IT Services and Products	48%	50%		48%	50%		56%
India & AsiaPac IT Services and Products	3%	4%		3%	4%		3%
Consumer Care and Lighting	2%	2%		2%	2%		2%
Others	47%	44%		47%	44%		39%

TOTAL	100%	100%		100%	100%		100%

RETURN ON AVERAGE CAPITAL EMPLOYED
IT Services	86%	95%		78%	90%		80%
BPO Services	9%	21%		8%	19%		16%
Global IT Services and Products	61%	73%		57%	69%		62%
India & AsiaPac IT Services and Products	63%	42%		64%	38%		63%
Consumer Care and Lighting	90%	89%		79%	97%		89%

TOTAL	34%	42%		33%	40%		39%

(1)	Segment revenue includes exchange differences which are reported in other income in the financial statements

(2)	PBIT for the quarter and six months ended September 30, 2005 is after considering restricted stock unit amortisation of Rs. 150 Mn and Rs. 323 Mn respectively. PBIT of Global IT Services and Products for the quarter and six months ended September 30, 2005 is after considering restricted stock unit amortisation of Rs. 133 Mn and Rs. 278 Mn respectively.

(3)	This includes cash and cash equivalents including liquid mutual funds of Rs. 31,520 Mn (as of September 30, 2004: Rs. 20,374 Mn & as of March 31, 2005: Rs. 28,497 Mn).

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
The segment report of Wipro Limited and its consolidated subsidiaries and associates has been prepared in accordance with the Accounting Standard 17 “Segment Reporting” issued by The Institute of Chartered Accountants of India.
The Company has four geographic segments: India, USA, Europe and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

(Rs. in Million)
	Quarter ended September 30,				Six months ended September 30,
Geography	2005	%	2004	%	2005	%	2004	%

India	5,272	21%	4,356	22%	9,899	21%	8,368	22%
USA	12,649	51%	10,441	53%	24,094	51%	19,736	53%
Europe	5,611	22%	4,014	20%	10,713	22%	7,479	20%
Rest of the World	1,536	6%	974	5%	2,981	6%	1,893	5%

Total	25,068	100%	19,785	100%	47,687	100%	37,476	100%

12.	Corresponding figures for previous periods presented have been regrouped, where necessary, to confirm to the current period classification.